Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF

PETROCORP INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The Board of Directors and the majority of the holders of the outstanding (i) 6% Convertible Series A Preferred Stock and (ii) common stock of the Corporation adopted resolutions in lieu of a meeting pursuant to the General Corporation Law of the State of Delaware on April 11, 2023, setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation as follows:

1. The amended and restated certificate of incorporation of the corporation is hereby amended by striking out Article First in its entirety and by substituting in lieu of said Article First the following new Article First:

First: The name of the corporation is MOTOMOVA INC.

2. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said the corporation has caused this certificate to be signed this 11th day of April 2023.

By:	/s/ Doron Yom Tov
Doron Yom Tov, Chairman of the Board